[GRAPHIC OMITTED]                                                   EXHIBIT 99.1

                                                                    News Release

Contacts:

Investor/Media:

Robert Mead
212-515-1960


--------------------------------------------------------------------------------

             NORTHWESTERN CORPORATION TO SELL EXPANETS UNIT TO AVAYA Company Files Motion to Amend CSFB Pre-Petition Credit Facility

--------------------------------------------------------------------------------

SIOUX FALLS, S.D. - Oct. 30, 2003 - NorthWestern Corporation (OTC Pink Sheets:
NTHWQ) today announced that it has entered into a sale agreement with Avaya, Inc. (NYSE: AV) for NorthWestern's Expanets unit.

Under the terms of the agreement, Avaya will purchase substantially all of the Expanets assets for $152 million in cash, less certain working capital adjustments and certain other liabilities.

As previously announced, Expanets engaged Bear, Stearns & Co. to conduct an auction of the Expanets business subject to defined auction procedures. At the auction held on Oct. 29, 2003, in New York, the final bid by Avaya was approved by Expanets. NorthWestern, as controlling shareholder, has consented to the transaction.

Expanets was not included in NorthWestern's Chapter 11 reorganization filing on Sept. 14, 2003. Expanets will continue operations in the ordinary course of business until the transaction is closed, which is expected to occur in 30 days, subject to certain regulatory approvals.

Avaya Inc., based in Basking Ridge, N.J., designs, builds and manages communications networks for more than 1 million businesses worldwide. Expanets is a nationwide provider of networked communications and data services to small and mid-sized businesses.

The Company reiterated that the sale of Expanets is an important part of NorthWestern's Chapter 11 reorganization, as the Company has been pursuing the sale of its nonutility subsidiaries, which include Expanets and Blue Dot, the Company's heating, ventilation and air conditioning business.

Gary G. Drook, NorthWestern's President and Chief Executive Officer, said, "We are pleased to be moving forward with the divestiture of our non-utility businesses and believe that Avaya's commitment to the Expanets business and its customers will ensure a smooth transition. We remain committed to our efforts to emerge from our restructuring as a financially stable, focused energy company."

Chris Younger, President of Expanets, said, "We believe the sale of Expanets will be beneficial for Expanets' ongoing business, clients, manufacturing partners and employees. During the transition and following the closing of the sale to Avaya, Expanets will continue to serve our clients and work with our manufacturing partners seamlessly and without interruption."

The Company also said that it has reached agreement with Credit Suisse First Boston (CSFB) to amend the terms of its $390 million pre-petition credit facility. If approved by the Bankruptcy Court, the amended credit facility would provide significant advantages to NorthWestern, including lower interest costs and would continue upon NorthWestern's emergence from Chapter 11.

About NorthWestern

NorthWestern Corporation is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving more than 598,000 customers in Montana, South Dakota and Nebraska. NorthWestern also has investments in Expanets, Inc., a nationwide provider of networked communications and data solutions to small and mid-sized businesses; and Blue Dot Services Inc., a provider of heating, ventilation and air conditioning services to residential and commercial customers.

                                       ###